UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   September 21, 2015

TIME WARNER CABLE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33335	84-1496755

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Columbus Circle, New York, New York 10023

(Address of principal executive offices)            (Zip Code)

Registrant’s telephone number, including area code: (212) 364-8200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

(a)         A Special Meeting of the stockholders of Time Warner Cable Inc. (the “Company”) was held on September 21, 2015 (the “Special Meeting”). As of July 28, 2015, the record date for the Special Meeting, there were 282,974,273 shares of Company common stock outstanding. At the Special Meeting, approximately 85% of the shares were represented either in person or by proxy.

(b)         At the Special Meeting, the stockholders (1) approved the adoption of the Agreement and Plan of Mergers, dated as of May 23, 2015, as may be amended, among Time Warner Cable Inc., Charter Communications, Inc., CCH I, LLC, Nina Corporation I, Inc., Nina Company II, LLC and Nina Company III, LLC and (2) approved, on an advisory (non-binding) basis, certain specified compensation arrangements for the Company’s named executive officers in connection with the merger. The results of the votes were as follows:

A.     Adoption of the Agreement and Plan of Merger, dated as of May 23, 2015, as may be amended, among Time Warner Cable Inc., Charter Communications, Inc., CCH I, LLC, Nina Corporation I, Inc., Nina Company II, LLC and Nina Company III, LLC:

This proposal was approved by the votes indicated below:

Votes For	237,646,242
Votes Against	948,395
Abstentions	2,127,391
Broker Non-Votes	0

B.	Advisory (non-binding) vote on certain specified compensation payments by the Company to its named executive officers in connection with the merger:

This proposal was approved by the votes indicated below:

Votes For	139,143,571
Votes Against	98,953,090
Abstentions	2,625,367
Broker Non-Votes	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER CABLE INC.

By:	/s/ Marc Lawrence-Apfelbaum
Name: Marc Lawrence-Apfelbaum
Title: Executive Vice President, General Counsel and Secretary

Date: September 23, 2015